As filed with the Securities and Exchange Commission on February __, 2004
                                   Reg.No. 33


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                             World Golf League, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                    98-0201235
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                      identification No.)


                        258 E Altamonte Drive, Suite 2001
                           Altamonte Springs, FL 32701
                               Tel: (407) 331-6272
                          -----------------------------
                    (Address of principal executive offices)


                       ADVISORY AND CONSULTING AGREEMENTS
                          -----------------------------
                              (Full title of plan)

                                 Michael Pagnano
                             Chief Executive Officer
                             2139 SR 434 - Suite 101
                               Longwood, FL 32779
                     (Name and address of agent for service)
                               Tel: (407) 331-6272
          (Telephone number, including area code of agent for service)

                                    Copy to:
                            Michael L. Corrigan, Esq.
                           City National Bank Building
                           7770 Regents Road #113-401
                            San Diego, CA 92122-1967
                                 (858) 531-5984


                          CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
Title of securities   Amount to be   maximum         maximum              Amount of
to be registered      Registered     offering price  Aggregate offering   Registration fee
                                     per share       Price
Common Stock           5,000,000       .04           $ 200,000             $ 25.34
(par value .001)



(1) Represents 5,000,000 shares of Common Stock to be issued as compensation for services rendered.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into by the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business thereby advancing the interests of the Company, and all of its shareholders.

Common Stock:

The Board has authorized the issuance of up to 5,000,000 shares of the Common Stock to the Consultant upon effectiveness of the registration statement.

Consultants:

The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.

Legal Opinions and Experts

Michael L. Corrigan has rendered an opinion on the validity of the securities Being registered.

The financial statements of World Golf League, Inc., by reference in the Company's Annual Report (Form 10-KSB/A) for the period ended December 31, 2002, have been audited by Parker & Co., Chartered Accountants, as set forth in their report incorporated herein by reference and are incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference in this registration statement and are not required to be filed with this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002, filed on April 24, 2003 pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

         (b) Registrant's quarterly reports on Form 10-QSB, for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 and registrant's current reports on Form 8-K, pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

         All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, the "Delaware GCL", permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

The Exhibits to this registration statement are listed in the index to Exhibits.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         1. To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement., and,

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan's annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, whereunto duly authorized, in Altamonte Springs, Florida, on February 17, 2004.

                  World Golf League, Inc.

                  By  /S/ Michael Pagnano
                      ----------------------------------------
                      Michael Pagnano, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      /S/ Michael Pagnano
                      ----------------------------------------
                      Michael Pagnano, Chief Executive Officer

Dated: February 24, 2004

INDEX TO EXHIBITS

EXHIBIT
NO.             DESCRIPTION
---             -----------


4.1     Legal Agreement, Michael L. Corrigan

5.1     Opinion of Counsel, Michael L. Corrigan

23.1    Consent of Parker & Co., Chartered Accountants

23.2    Consent of Michael L. Corrigan
        (included in Exhibit 5)

Exhibit  4.1     Advisory  and  Consulting  Agreement


                    Number  of  Shares  and  Options
                    --------------------------------

     4.1               5,000,000

Exhibit 4.1

                                   Law Offices
                                       of
                               MICHAEL L. CORRIGAN

                         7770 Regents Rd. Suite 113-401
                            San Diego, CA 92122-1967

                            TELEPHONE (858) 531-5984
                            FACSIMILE (858) 824-0452

                                January 20, 2004

World  Golf  League,  Inc.
Michael  S.  Pagnano
258  E.  Altamonte  Dr.,  Suite  2001
Altamonte  Springs,  FL  32701


                              Engagement Agreement


Dear  Mr.  Pagnano:


     The purpose of this letter is to confirm our association as special and limited counsel for World Golf League, Inc., a Delaware corporation (the "Client") in connection with the securities and other legal work to be performed by Michael L. Corrigan (the "Attorney") on an ongoing basis for a period of one year as requested by you. Please pardon the formality of this letter but it is intended to set out the details of our relationship as required by the California Business and Professions Code section 6148 and is intended to fulfill the requirements of that section. The Attorney's services will not include, among other areas of law, (i) litigation of any kind, whether in court, in administrative hearings or before government agencies or arbitration tribunals,
(ii) any legal services relating to the raising of capital, including the preparation of securities registration statements, other securities offering documents or documents relating to stock promotions. I will assist in locating appropriate legal counsel and coordinate any litigation or capital raising matters, at your request. This letter agreement (the "Agreement") will set forth in writing, signed by the Attorney and the Client, my understanding and agreement regarding the scope of my representation. All agreements relating to fees and responsibilities are contained within the provisions of this Agreement.

     This Agreement will not take affect, and I will have no obligation to provide legal services, until you return a signed copy of this Agreement and pay the retainer, if any, called for in Paragraph 3 of this Agreement.

     1.     Scope  and  Duties  of  the  Attorney  and  the  Client.

     You have requested, and I have agreed, subject to the terms of this Agreement, to provide legal services in connection with such matters as you shall from time to time specifically refer to me for legal representation. I shall provide those legal services reasonably required to represent the Client, and shall take reasonable steps to keep the Client informed of the progress and to respond to the inquiries of the Client. The Client agrees to be truthful with me, cooperate with me, keep me informed of developments, abide by this Agreement, pay the bills on time, and keep me advised of its address and telephone number. My engagement will be strictly limited to those matters for which I am specifically asked to render services, and I do not undertake to, and shall have no responsibility for, advice with respect to matters I am not specifically asked to address. Nothing in this Agreement and nothing in the Attorney's statements to Client will be construed as a promise or guarantee about the outcome of Client's matter, including registration of the securities. The Attorney makes no such promises or guarantees. The Attorney's comments about the outcome of Client's matter are expressions of opinion(s) only.

     2.     Fees  and  Costs.

     (a) As compensation for the services to be performed by the Attorney pursuant to this Agreement, the Client agrees to pay fees to the Attorney as provided in Exhibit A to this Agreement. The Client and the Attorney will agree on the scope and cost of the services as they are requested.

     (b) The Client agrees to pay the Attorney, in accordance with this subparagraph 2(b) and in addition to the fees designated in subparagraph 2(a) herein, all costs and expenses incurred in performing legal services in connection with the representation described in this Agreement. Such costs and expenses may include, without limitation, long distance telephone calls, messenger and other deliveries, postage, charges for computer research and outside assisted legal research, expenses such as parking, airfare, meals and hotel accommodations which shall be in addition to the hourly rates for photocopying and other reproduction charges, clerical staff overtime, word processing charges, charges for computer time, and other similar items. Except as may be listed on Exhibit A, all such items will be charged to the Client at the Attorney's cost. The charges for any items listed on the attached Exhibit A are subject to periodic change upon reasonable notice by the Attorney to the Client. The Client agrees to pay in advance all costs incurred in connection with the representation described herein, however, as a courtesy, the Attorney from time to time will advance some of these minor costs and the Client will be billed for such advances. The Attorney will attempt to obtain an estimate for any major expenses prior to incurring such an expense so that the Attorney may clear such major expense with the Client.

     3.     Retainer.

     The Client hereby agrees to deliver, upon execution of this Agreement, a retainer in the amount provided in Exhibit A to this Agreement. The shares of common stock delivered as retainer shall be deposited in the Attorney's account and shall remain in the account for so long as this Agreement shall remain in effect. Upon termination of this Agreement, as set forth below, the shares representing the retainer shall be returned to Client or, if mutually agreed, applied against any outstanding fees, costs or expenses. This Agreement shall not become effective until the Attorney has received such retainer.

     4.     Billings.

     The Attorney will send the Client an invoice for fees and costs incurred on a quarterly basis. Invoices shall be payable upon receipt. The Attorney's invoice shall clearly state the basis for a charge, including the amount, rate and basis for calculation (or other method of determination) of the Attorney's costs and expenses. The Attorney's invoices shall clearly show the application of any retainer amounts to the payment for the fees and costs incurred, as Ill as the remaining amount of any retainer deposited with the Attorney.

     5.     Termination of Services.

     The Client shall have the right at any time to terminate the Attorney's service upon written notice to the Attorney, and the Attorney shall immediately after receiving such notice cease to render additional services. Such determination shall not, however, relieve Client of the obligation to pay the fees due for services rendered and costs incurred prior to such termination subject to Exhibit A hereto. If the Client fails to meet any of its obligations under this Agreement, the Attorney shall have the right to terminate this Agreement, and the Client shall take all steps necessary to free the Attorney of any obligation to perform further, including, without limitation, the execution of any documents necessary to complete the Attorney's discharge or withdrawal. The right of the Attorney hereunder is in addition to those created by statute or recognized by Rules of Professional Conduct.

     In the event it becomes necessary for the Attorney to institute legal action to recover any amount due pursuant to the terms of this Agreement, the prevailing party in such action will be entitled to reasonable attorney fees and costs incurred in such action and enforcement of any judgment.

     6.     Conflicts  of  Interest.

     The parties to this letter agreement acknowledge that there may be conflicts of interest in having the Attorney represent any members of the Client. To the extent that certain agreements and arrangements may be made among various members of the Client, the Attorney may have conflicts of interest if it represented any such members. Therefore, the parties hereby acknowledge and agree that the Attorney represents only World Golf League, Inc. and does not represent any other party, person or entity. Furthermore, the Client hereby acknowledges that in connection with this engagement agreement, the Client is represented by independent legal counsel and that the Company has had the benefit of independent legal advice.

     7.     Miscellaneous.

     Please be advised that the Attorney does not maintain Errors and Omissions insurance or any other professional liability insurance.

     If you have any questions with regard to any matter set forth in this Agreement, or if you have some different understanding of any portion of this Agreement, please contact the undersigned immediately so that I can discuss those items and determine if I will be able to reach an agreement by which I will represent you.

     If the foregoing correctly sets forth understanding and agreement, please date, sign and return this Agreement in the return envelope, indicating that it meets with your approval. A copy of this Agreement is enclosed for your file. I appreciate the confidence you have expressed by asking me to represent you.

Sincerely,

MICHAEL  L.  CORRIGAN

/S/  Michael  L.  Corrigan
-----------------------------
Michael L. Corrigan
Attorney  at  Law

THE UNDERSIGNED HAS READ THE FOREGOING LETTER, APPROVED IT, AND AGREES WITH ALL OF ITS TERMS AND CONDITIONS.

Dated:     February 10, 2004

     CLIENT

     World Golf League, Inc.


     /S/ Michael S. Pagnano
      -------------------------------------
      Michael S. Pagnano, CEO

                                    EXHIBIT A

1.     Retainer:     None.

2. Fees: In consideration of the Attorney providing the Client with professional services subsequent to the execution of this Agreement, within 5 days following the execution of this Agreement, Client agrees to register, via a Securities Act of 1933 S-8 Registration Statement ("S-8"), five million (5,000,000) shares of the Client's common stock.


3.     Costs and Expenses Charged to Client above the Attorney's Cost:

     Photocopying             $0.20 per copy
     Facsimile (Outgoing)     $0.55 per page

     Other                    at Attorney's Cost

Exhibit 5.1

                     The Law Offices of Michael L. Corrigan
                                 Attorney at Law
                         7770 Regents Rd. Suite 113-401
                            San Diego, CA 92122-1967
                             Office: (858) 531-5984


February 17, 2004

World Golf League, Inc.

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as special counsel for World Golf League, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 5,000,000 shares of the Company's common stock, .001 par value, (the "Common Stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Michael L. Corrigan
-----------------------------
Michael L Corrigan

Exhibit  23.1

February  19,  2004

US  Securities  And  Exchange  Commission
Washington,  D.C.
USA,  20549

Reference:          World  Golf  League,  Inc.
                    (Formerly  Asia  Pacific  Trading,  Inc.)
                    Audit  Consolidated  Financial  Statements
                    For  the  Year  Ended  31  December  2002

Dear  Sirs:

We refer to the US Securities and Exchange Commissions Form S-8 Registration Statement under the Securities Act of 1933 concerning Advisory and Consulting Agreements.

We consent to the incorporation by reference in this Registration Statement for World Golf League, Inc. (World Golf) on Form S-8 of our report April 14, 2003 and as amended on April 24, 2003 with respect to the financial statements of World Golf incorporated by reference in its Annual Report on Form 10-KSB for the year ended December 31, 2002, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Yours  truly,

/S/  Parker  &  Co.
--------------------------
      Parker  &  Co.